Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in Registration Statements on Form S-3 (No. 333-281222 and No. 333-273085) and Form S-8 (No. 333-271707, No. 333-270469, No. 333-257247, No. 333-195803, No. 333-195802, No. 333-134285 and No. 333-287232) of VSE Corporation, of our report dated May 21, 2024, relating to the consolidated financial statements of Precision Aviation Group (PAG) Holding Corp. and Subsidiaries (the “Company”), before the effects of the adjustments and related disclosures to retroactively apply the changes in accounting related to the adoption of Accounting Standards Codification (ASC) Topic 805, “Business Combinations”, and ASC Topic 350, “Intangibles – Goodwill and Other”, which appears in this Form 8-K.

/s/ Hancock Askew & Co., LLP

Peachtree Corners, Georgia

February 2, 2026